Exhibit 99.1
TriplePoint Venture Growth BDC Corp. Announces
Third Quarter 2022 Financial Results
Achieves New Record for Portfolio Fair Value of $962 Million and Net Investment Income
of $0.51 Per Share for the Third Quarter
INCREASES DISTRIBUTION TO $0.37 PER SHARE FOR THE FOURTH QUARTER 2022
Menlo Park, Calif., November 2, 2022 - TriplePoint Venture Growth BDC Corp. (NYSE: TPVG) (the “Company,” “TPVG,” “we,” “us,” or “our”), the leading financing provider to venture growth stage companies backed by a select group of venture capital firms in technology and other high growth industries, today announced its financial results for the third quarter ended September 30, 2022 and the declaration by its Board of Directors of its fourth quarter 2022 distribution of $0.37 per share.
Third Quarter 2022 Highlights
▪Signed $268.8 million of term sheets with venture growth stage companies at TriplePoint Capital LLC (“TPC”) and TPVG closed $103.3 million of new debt commitments to venture growth stage companies;
▪Funded $101.7 million in debt investments to 14 portfolio companies with a 14.5% weighted average annualized portfolio yield at origination;
▪Achieved a 13.8% weighted average annualized portfolio yield on total debt investments for the quarter;
▪Earned net investment income of $16.9 million, or $0.51 per share;
▪Realized a 15.4% return on average equity, based on net investment income during the quarter;
▪12 portfolio companies raised an aggregate $270.1 million of capital in private financings during the quarter;
▪Held debt investments in record level 59 portfolio companies, warrants in 102 portfolio companies and equity investments in 50 portfolio companies as of September 30, 2022;
▪Debt investment portfolio weighted average investment ranking of 2.04 as of quarter’s end;
▪Net asset value of $447.9 million, or $12.69 per share, as of September 30, 2022;
▪Raised $55.3 million of net proceeds from the public issuance of 4,161,807 shares of common stock;
▪Amended the Revolving Credit Facility to, among other things, extend the revolving period from November 30, 2022 to May 31, 2024 and the scheduled maturity date from May 31, 2024 to November 30, 2025;
▪Ended the quarter with a 1.15x leverage ratio; and
▪Increased and declared a fourth quarter distribution of $0.37 per share, payable on December 30, 2022; bringing total declared distributions to $12.95 per share since the Company’s initial public offering.
Year to Date 2022 Highlights
▪Earned net investment income of $43.1 million, or $1.35 per share;
▪Paid distributions of $1.08 per share;
▪Signed $1.7 billion of term sheets with venture growth stage companies at TPC and TPVG closed $489.0 million of new debt commitments to venture growth stage companies;
▪Funded $322.0 million in debt investments to 33 portfolio companies with a 13.8% weighted average annualized portfolio yield at origination and funded $5.7 million in direct equity investments in private rounds of financing to 14 portfolio companies;
▪Achieved a 14.5% weighted average annualized portfolio yield on total debt investments;
▪Raised $55.3 million of net proceeds from the public issuance of 4,161,807 shares of common stock;
▪Amended the Revolving Credit Facility to, among other things, extend the revolving period from November 30, 2022 to May 31, 2024 and the scheduled maturity date from May 31, 2024 to November 30, 2025;
▪Raised $125.0 million in aggregate principal amount from the private issuance of 5.00% fixed rate, institutional notes due 2027;
▪In April, DBRS, Inc. reaffirmed TPVG’s investment grade rating, BBB Long-Term Issuer rating, with a stable trend outlook;
▪Three TPVG portfolio companies completed SPAC mergers; and
▪Estimated undistributed taxable earnings from net investment income of $18.5 million, or $0.52 per share, as of September 30, 2022.

“We demonstrated our significant earnings power in the third quarter,” said Jim Labe, chairman and chief executive officer of TPVG. “We deployed the equity capital we raised during the quarter which helped grow our portfolio to a record size of almost $1 billion and generated record NII that exceeded our distribution.”
“We are pleased to have increased our regular quarterly dividend, reflecting our sizeable and high-yielding portfolio, underlying advantageous fixed-rate debt, and increasing portfolio yields,” said Sajal Srivastava, president and chief investment officer of the Company. “We remain well positioned to take advantage of the strong demand for our venture growth debt investments and continue to increase shareholder returns over time.”
PORTFOLIO AND INVESTMENT ACTIVITY
During the three months ended September 30, 2022, the Company entered into $103.3 million of new debt commitments with 10 portfolio companies, funded debt investments totaling $101.7 million to 14 portfolio companies, acquired warrants valued at $1.9 million in 16 portfolio companies and made equity investments of $2.6 million in six portfolio companies. Debt investments funded during the quarter carried a weighted average annualized portfolio yield of 14.5% at origination. During the quarter, the Company received $0.6 million of principal prepayments, $0.1 million of early repayments and $3.3 million of scheduled principal amortization. The weighted average annualized portfolio yield on total debt investments for the third quarter was 13.8%. The Company calculates weighted average portfolio yield as the annualized rate of the interest income recognized during the period divided by the average amortized cost of debt investments in the portfolio during the period. The return on average equity for the third quarter was 15.4%. The Company calculates return on average equity as the annualized rate of net investment income recognized during the period divided by the Company’s average net asset value during the period.
As of September 30, 2022, the Company held debt investments in 59 portfolio companies, warrants in 102 portfolio companies and equity investments in 50 portfolio companies. The total cost and fair value of these investments were $969.2 million and $962.4 million, respectively.
Total portfolio investment activity for the three and nine months ended September 30, 2022 and 2021 was as follows:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands)	2022	2021	2022	2021
Beginning portfolio at fair value	$876,718	$647,717	$865,340	$633,779
New debt investments, net(a)	99,208	113,973	315,058	244,060
Scheduled principal amortization	(3,282)	(14,118)	(19,446)	(52,302)
Principal prepayments and early repayments	(723)	(18,170)	(171,295)	(100,135)
Net amortization and accretion of premiums and discounts and end-of-term payments	4,873	3,404	10,414	5,015
Payment-in-kind coupon	1,659	2,117	4,593	6,330
New warrant investments	1,873	1,652	4,833	5,519
New equity investments	2,951	1,531	6,747	4,684
Proceeds from dispositions of investments	(4,616)	(84)	(4,862)	(15,084)
Net realized gains (losses) on investments	(12,990)	(3,104)	(14,653)	(18,806)
Net change in unrealized gains (losses) on investments	(3,241)	32,095	(34,299)	53,953
Ending portfolio at fair value	$962,430	$767,013	$962,430	$767,013
_____________
(a)Debt balance is net of fees and discounts applied to the loan at origination.
SIGNED TERM SHEETS
During the three months ended September 30, 2022, TPC entered into $268.8 million of non-binding term sheets to venture growth stage companies. These opportunities are subject to underwriting conditions including, but not limited to, the completion of due diligence, negotiation of definitive documentation and investment committee approval, as well as compliance with TPC’s allocation policy. Accordingly, there is no assurance that any or all of these transactions will be completed or assigned to the Company.
UNFUNDED COMMITMENTS
As of September 30, 2022, the Company’s unfunded commitments totaled $331.1 million, of which $128.4 million was dependent upon portfolio companies reaching certain milestones. Of the $331.1 million of unfunded commitments, $50.2 million will expire during 2022, $187.6 million will expire during 2023 and $93.3 million will expire during or after 2024, if not drawn prior to expiration. Since these commitments may expire without being drawn, unfunded commitments do not necessarily represent future cash requirements or future earning assets for the Company.

RESULTS OF OPERATIONS
Total investment and other income was $29.7 million for the third quarter of 2022, representing a weighted average annualized portfolio yield of 13.8% on total debt investments, as compared to $21.2 million and 12.3% for the third quarter of 2021. The increase in total investment and other income was primarily due to a greater weighted average principal amount outstanding on our income-bearing debt investment portfolio and higher investment yields. For the nine months ended September 30, 2022, the Company’s total investment and other income was $84.5 million, as compared to $61.5 million for the nine months ended September 30, 2021, representing a weighted average annualized portfolio yield on total debt investments of 14.5% and 13.2%, respectively.
Operating expenses for the third quarter of 2022 were $12.8 million as compared to $11.3 million for the third quarter of 2021. Operating expenses for the third quarter of 2022 consisted of $7.2 million of interest expense and amortization of fees, $3.9 million of base management fees, $0.1 million of income incentive fees, $0.6 million of administration agreement expenses and $1.0 million of general and administrative expenses. Operating expenses for the third quarter of 2021 consisted of $4.1 million of interest expense and amortization of fees, $3.2 million of base management fees, $2.5 million of income incentive fees, $0.5 million of administration agreement expenses and $1.0 million of general and administrative expenses. The Company’s total operating expenses were $41.4 million and $33.3 million for the nine months ended September 30, 2022 and 2021, respectively.
For the third quarter of 2022, the Company recorded net investment income of $16.9 million, or $0.51 per share, as compared to $9.9 million, or $0.32 per share, for the third quarter of 2021. The increase in net investment income between periods was driven primarily by greater investment and other income. Net investment income for the nine months ended September 30, 2022 was $43.1 million, or $1.35 per share, compared to $28.2 million, or $0.91 per share, for the nine months ended September 30, 2021.
During the third quarter of 2022, the Company recognized net realized losses on investments of $13.2 million, resulting primarily from the sale of Pencil and Pixel, Inc., which was rated Red (5) on the Company’s credit watch list, and its removal from the investment portfolio. During the third quarter of 2021, the Company recorded $3.1 million of net realized losses on investments.
Net change in unrealized losses on investments for the third quarter of 2022 was $3.2 million, consisting of $4.6 million of net unrealized losses on our warrant and equity portfolio resulting from fair value and mark-to-market adjustments as well as $5.0 million of net unrealized losses from foreign currency adjustments, offset by $6.4 million of net unrealized gains on our debt investment portfolio, of which $13.2 million of unrealized gains relate to the reversal of previous losses on Pencil and Pixel, Inc. and $6.8 million of net unrealized losses due to fair value adjustments. Net change in unrealized gains on investments for the third quarter of 2021 were $32.1 million, resulting primarily from fair value adjustments. The Company’s net realized and unrealized losses were $51.3 million for the nine months ended September 30, 2022, compared to net realized and unrealized gains of $34.5 million for the nine months ended September 30, 2021.
The Company’s net increase in net assets resulting from operations for the third quarter of 2022 was $0.4 million, or $0.01 per share, as compared to a net increase in net assets resulting from operations of $38.9 million, or $1.26 per share, for the third quarter of 2021. For the nine months ended September 30, 2022, the Company’s net decrease in net assets resulting from operations was $8.3 million, or $0.26 per share, as compared to a net increase in net assets resulting from operations of $62.7 million, or $2.03 per share, for the nine months ended September 30, 2021.
CREDIT QUALITY
The Company maintains a credit watch list with portfolio companies placed into one of five credit categories, with Clear, or 1, being the highest rating and Red, or 5, being the lowest. Generally, all new loans receive an initial grade of White, or 2, unless the portfolio company’s credit quality meets the characteristics of another credit category.
As of September 30, 2022, the weighted average investment ranking of the Company’s debt investment portfolio was 2.04, as compared to 2.06 at the end of the prior quarter. During the quarter ended September 30, 2022, portfolio company credit category changes, excluding fundings and repayments, consisted of the following: one portfolio company with a principal balance of $14.0 million was upgraded from White (2) to Clear (1); one portfolio company with a principal balance of $25.0 million was upgraded from Yellow (3) to White (2); one portfolio company with a principal balance of $34.3 million was downgraded from White (2) to Yellow (3); and one portfolio company with a principal balance of $15.0 million was sold and removed from Red (5) and from the Company’s investment portfolio.

The following table shows the credit categories for the Company’s debt investments at fair value as of September 30, 2022 and December 31, 2021:

	September 30, 2022			December 31, 2021
Credit Category (dollars in thousands)	Fair Value	Percentage of Total Debt Investments	Number of Portfolio Companies	Fair Value	Percentage of Total Debt Investments	Number of Portfolio Companies
Clear (1)	$58,688	6.9%	4	$166,091	21.9%	8
White (2)	712,684	83.1	50	538,167	71.1	38
Yellow (3)	76,898	9.0	4	41,628	5.5	2
Orange (4)	8,389	1.0	1	11,336	1.5	1
Red (5)	—	—	—	—	—	—
	$856,659	100.0%	59	$757,222	100.0%	49
NET ASSET VALUE
As of September 30, 2022, the Company’s net assets were $447.9 million, or $12.69 per share, as compared to $434.5 million, or $14.01 per share, as of December 31, 2021.
LIQUIDITY AND CAPITAL RESOURCES
As of September 30, 2022, the Company had total liquidity of $244.0 million, consisting of cash, cash equivalents and restricted cash of $15.0 million and available capacity under its Revolving Credit Facility of $229.0 million (which excludes an additional $50.0 million available under the Revolving Credit Facility’s accordion feature), subject to existing advance rates, terms and covenants. The Company ended the quarter with a 1.15x leverage ratio, and an asset coverage ratio of 187%.
The Company completed an underwritten offering of common stock in August 2022, at a public offering price of $13.75 per share. In connection with the offering, the Company issued an aggregate of 4,161,807 shares of common stock, from which the Company received net proceeds of approximately $55.3 million, after deducting the underwriting discounts and commissions.
On July 22, 2022, the Company amended its Revolving Credit Facility to, among other things, extend the revolving period from November 30, 2022 to May 31, 2024 and the scheduled maturity date from May 31, 2024 to November 30, 2025, as well as change the floating rate from LIBOR to SOFR.
DISTRIBUTION
On October 28, 2022, the Company’s board of directors declared a regular quarterly distribution of $0.37 per share for the fourth quarter of 2022 (increased from $0.36 per share during the prior quarter), payable on December 30, 2022 to stockholders of record as of December 15, 2022. As of September 30, 2022, the Company had estimated spillover income of $18.5 million, or $0.52 per share.
RECENT DEVELOPMENTS
Since September 30, 2022 and through November 1, 2022:
▪TPC’s direct originations platform entered into $96.3 million of additional non-binding signed term sheets with venture growth stage companies;
▪The Company funded $27.9 million in new investments;
▪The Company received $33.8 million of principal prepayments generating more than $1.0 million of accelerated income;
▪ForgeRock, Inc. announced that it has entered into a definitive agreement to be acquired by Thoma Bravo, for $23.25 per share, in an all-cash transaction valued at approximately $2.3 billion; and
▪On November 1, 2022, the Company received preliminary information regarding certain recent negative developments at portfolio company Medly Health Inc., which we believe could result in a future credit rating downgrade of their outstanding loans.
CONFERENCE CALL
The Company will host a conference call at 5:00 p.m. Eastern Time, today, November 2, 2022, to discuss its financial results for the quarter ended September 30, 2022. To listen to the call, investors and analysts should dial (844) 826-3038 (domestic) or +1 (412) 317-5184 (international) and ask to join the TriplePoint Venture Growth BDC Corp. call. Please dial in at least five minutes before the scheduled start time. A replay of the call will be available through December 2, 2022, by dialing (877) 344-7529 (domestic) or +1 (412) 317-0088 (international) and entering conference ID 7030670. The conference call also will be available via a live audio webcast in the investor relations section of the Company’s website, https://www.tpvg.com. An online archive of the webcast will be available on the Company’s website for one year after the call.

ABOUT TRIPLEPOINT VENTURE GROWTH BDC CORP.
TriplePoint Venture Growth BDC Corp. is an externally-managed business development company focused on providing customized debt financing with warrants and direct equity investments to venture growth stage companies in technology and other high growth industries backed by a select group of venture capital firms. The Company’s sponsor, TriplePoint Capital, is a Sand Hill Road-based global investment platform which provides customized debt financing, leasing, direct equity investments and other complementary solutions to venture capital-backed companies in technology and other high growth industries at every stage of their development with unparalleled levels of creativity, flexibility and service. For more information about TriplePoint Venture Growth BDC Corp., visit https://www.tpvg.com. For more information about TriplePoint Capital, visit https://www.triplepointcapital.com.
FORWARD-LOOKING STATEMENTS
Certain statements contained in this press release constitute forward-looking statements. Forward-looking statements are not guarantees of future performance, condition or results and involve a number of substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the Company’s control. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” and variations of these words and similar expressions are intended to identify forward-looking statements. Actual events, performance, condition or results may differ materially from those in the forward-looking statements as a result of a number of factors, including as a result of changes in economic, market or other conditions, the impact of the COVID-19 pandemic and its effects on the Company’s and its portfolio companies’ results of operations and financial condition, and those factors described from time to time in the Company’s filings with the Securities and Exchange Commission. More information on these risks and other potential factors that could affect actual events and the Company’s performance and financial results, including important factors that could cause actual results to differ materially from plans, estimates or expectations included herein or discussed on the webcast/conference call, is or will be included in the Company’s filings with the Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.
INVESTOR RELATIONS AND MEDIA CONTACT

The IGB Group
Leon Berman
212-477-8438
lberman@igbir.com

TriplePoint Venture Growth BDC Corp.
Consolidated Statements of Assets and Liabilities
(in thousands, except per share data)

	September 30, 2022	December 31, 2021
	(unaudited)
Assets
Investments at fair value (amortized cost of $969,235 and $837,849, respectively)	$962,430	$865,340
Cash and cash equivalents	6,861	51,272
Restricted cash	8,138	7,875
Deferred credit facility costs	4,482	2,170
Prepaid expenses and other assets	1,698	1,013
Total assets	$983,609	$927,670

Liabilities
Revolving Credit Facility	$121,000	$200,000
2025 Notes, net	69,492	69,348
2026 Notes, net	198,487	198,155
2027 Notes, net	123,769	—
Other accrued expenses and liabilities	22,980	25,676
Total liabilities	$535,728	$493,179

Net assets
Preferred stock, par value $0.01 per share (50,000 shares authorized; no shares issued and outstanding, respectively)	$—	$—
Common stock, par value $0.01 per share	353	310
Paid-in capital in excess of par value	470,863	414,218
Total distributable earnings (loss)	(23,335)	19,963
Total net assets	$447,881	$434,491
Total liabilities and net assets	$983,609	$927,670

Shares of common stock outstanding (par value $0.01 per share and 450,000 authorized)	35,282	31,011
Net asset value per share	$12.69	$14.01

TriplePoint Venture Growth BDC Corp.
Consolidated Statements of Operations
(in thousands, except per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Investment income
Interest income from investments	$29,214	$18,723	$82,142	$57,656
Other income	484	2,504	2,333	3,866
Total investment and other income	$29,698	$21,227	$84,475	$61,522

Operating expenses
Base management fee	$3,932	$3,177	$11,550	$9,248
Income incentive fee	101	2,472	6,651	7,049
Interest expense and amortization of fees	7,153	4,100	18,378	12,588
Administration agreement expenses	593	509	1,673	1,498
General and administrative expenses	1,059	1,082	3,162	2,942
Total operating expenses	$12,838	$11,340	$41,414	$33,325

Net investment income	$16,860	$9,887	$43,061	$28,197

Net realized and unrealized gains/(losses)
Net realized gains (losses) on investments	$(13,187)	$(3,122)	$(17,038)	$(18,764)
Net change in unrealized gains (losses) on investments	(3,241)	32,095	(34,299)	53,953
Net realized loss on extinguishment of debt	—	—	—	(681)
Net realized and unrealized gains/(losses)	$(16,428)	$28,973	$(51,337)	$34,508

Net increase (decrease) in net assets resulting from operations	$432	$38,860	$(8,276)	$62,705

Basic and diluted net investment income per share	$0.51	$0.32	$1.35	$0.91
Basic and diluted net increase (decrease) in net assets per share	$0.01	$1.26	$(0.26)	$2.03
Basic and diluted weighted average shares of common stock outstanding	33,373	30,956	31,816	30,918

Total basic and diluted distributions declared per share	$0.36	$0.36	$1.08	$1.08

Weighted Average Portfolio Yield on Total Debt Investments

Ratios (Percentages, on an annualized basis)(1)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
Weighted average portfolio yield on total debt investments(2)	13.8%	12.3%	14.5%	13.2%
Coupon income	11.3%	9.8%	10.6%	9.8%
Accretion of discount	0.8%	0.9%	0.8%	0.8%
Accretion of end-of-term payments	1.7%	1.4%	1.7%	1.4%
Impact of prepayments during the period	—%	0.2%	1.4%	1.2%
_____________
(1)Weighted average portfolio yields on total debt investments for periods shown are the annualized rates of interest income recognized during the period divided by the average amortized cost of debt investments in the portfolio during the period.
(2)The weighted average portfolio yields on total debt investments reflected above do not represent actual investment returns to the Company’s stockholders.